Exhibit 10.9

ADVISORY BOARD AGREEMENT

THIS ADVISORY BOARD AGREEMENT (this “Agreement”) is entered into on August 23rd, 2017 (the “Effective Date”) by and between BIOLIFE4D Corporation, a Delaware corporation (the “Company”), and Dr. Jeffrey Morgan, MD (“Advisor”).

RECITALS

WHEREAS, the Company desires to obtain the services of Advisor to serve on the Company’s Board of Advisors (the ‘‘Advisory Board’’), and the Advisor desires to serve on the Advisory Board, upon the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recital, which is incorporated into and made a part of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Advisory Board Member. The Company hereby retains Advisor as a member of the Advisory Board, and Advisor accepts such position. Advisor also agrees to assume the title of Chief Medical Officer.

2. Term. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and terminating upon the later of either (1)5 years from the Effective Date, or (2) upon immediate written notice delivered by either party to the other for any or no reason..

3. Position, Duties, Responsibilities.

a. Duties. Advisor shall perform those services (“Services”) as reasonably requested by the Company from time to time, including but not limited to the Services described on Exhibit A attached hereto. Advisor shall make himself reasonably available to answer questions, provide advice and provide Services to the Company upon reasonable request from the Company.

b. Independent Contractor; No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that Advisor is an independent contractor, and not the employee, agent, joint venture, or partner of the Company for any purposes whatsoever. To the extent necessary, Advisor shall be solely responsible for any and all taxes related to the receipt of any compensation under this Agreement. Advisor hereby represents, warrants and covenants that Advisor has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Advisor will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Advisor is now or hereinafter becomes obligated.

c. Company will indemnify Advisor from any losses, lawsuits, or patient- related harm that arise from the product.

4. Compensation, Benefits, Expenses.

a. Compensation. As consideration for certain of the Services to be rendered by Advisor hereunder, the Company shall pay Advisor the Compensation as defined on Exhibit A attached hereto.

b. Reimbursement of Expenses. The Company shall promptly reimburse Advisor for any reasonable costs and expenses incurred by Advisor in connection with any Services specifically requested by the Company and actually performed by Advisor pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs in excess of $100, individually, Advisor receives prior approval from the Company’s CEO or CFO or other executive for such expenditure or cost, and (ii) with respect to costs in less than $100, individually, provided Advisor furnishes to the Company adequate records and other documents reasonably acceptable to the Company evidencing such expenditure or cost. Company shall reimburse Advisor for any reasonable expenses incurred by Advisor in connection with his in-person attendance at a Company board meeting, such expenses to include transportation, airline flights, hotels, and meals.

5. Proprietary Information; Work Product; Non-Disclosure.

a. Proprietary Information Defined. The Company has and/or will conceive, develop and/or own, and continues to conceive and develop, certain property and intellectual rights and information, including, but not limited to, its business plans and objectives, products and services, client, customer and employee information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, research, recipes, processes, know-how, marketing strategies, algorithms, formulae, franchises, databases, computer programs, computer software and other trade secrets, information relating to patents issued, patents pending, patent applications, trademarks, service marks, copyrights, inventions, know-how or trade secrets, or otherwise to research and development efforts, methodologies, testing, engineering, manufacturing, sales, finances, or operations (such as but not limited to processes, formulae, methods, designs, schematics, plans, techniques, devices, manufacturing and/or testing procedures, sales, personnel information or data), intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to the Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of the Company (all of which are hereinafter referred to as the “Proprietary Information”). Although certain information may be generally known in the relevant industry, the fact that the Company uses it may not be so known. In such instance, the knowledge that the Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which the Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

b. General Restrictions on Use. Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from the Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during the Term to the extent authorized and necessary to carry out Advisor’s responsibilities under this Agreement, and (ii) after termination of this Agreement, only as specifically authorized in writing by the Company. Advisor shall protect the Proprietary Information against unauthorized use or disclosure with at least the same degree of care that Advisor uses to protect its own proprietary or confidential information of a similar nature, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Advisor can show was rightfully in Advisor’s possession at the time of disclosure by the Company; (y) information which Advisor can show was received from a third party who lawfully developed the information independently of the Company or obtained such information from the Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

The Company may use the name of Advisor or Advisor’s affiliated university or any affiliated entity without the prior written approval of Advisor or any affiliated entity, as the case may be, only so long as any such usage is limited to reporting factual events or circumstances only. The Company may refer to Advisor as Chief Medical Officer. Information not requiring prior written approval of Advisor or affiliated entity shall include but is not limited to using Advisor’s name, picture, biography and any information or videos regarding Advisor which is public. Company may state that Advisor is a member of Company’s Advisory Board and/or is providing strategic scientific and/or biomedical engineering advice and/or services and/or direction to Company, and may use information pertaining to Advisor for purposes including but not limited to Company website, marketing, advertising, and fundraising.

c. Ownership of Work Product. All Company Work Product (as hereinafter defined) shall be considered work(s) made for hire by Advisor for the sole benefit of the Company and shall belong exclusively to the Company and its designees. “Company Work Product” shall mean any and all works, ideas, inventions, improvements, discoveries, designs, writings, works of authorship, processes, formulas, intellectual property, patents and all other documentation (whether or not patentable or copyrightable or constituting trade secrets and whether or not reduced to writing or practice), that are authored, conceived, developed, first reduced to practice or discovered by Advisor (whether alone or with others) (i) in the performance of the Services, (ii) that derive from information or materials Advisor received from Company, or (iii) that relate to or result from the actual or anticipated business, work, research or investigation of Company. All Company Work Product shall be promptly and fully disclosed by Advisor to Company. Advisor hereby assigns all right, title and interest in and to such Work Product (including all intellectual property embodied therein) to Company. At Company’ request and expense, Advisor shall execute, acknowledge and deliver such assignments, declarations, certificates and other documents as Company may consider necessary or appropriate to properly evidence Company’s right, title and interest in the Company Work Product, and all intellectual property rights embodied therein, including, but not limited to, all copyrights and patent rights, and to obtain full protection therefor. Advisor shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and do such other acts (including, among other things, the execution and delivery of instruments of further assurance or confirmation) requested by Company to assign the Company Work Product to Company and to permit Company to file, obtain and enforce any patents, copyrights or other proprietary rights in the Company Work Product. Advisor’s obligation to execute, or cause to be executed, any such instrument or paper, shall indefinitely survive the termination or expiration of Advisor’s service on the Advisory Board. All Company Work Product and all information related thereto shall be considered Proprietary Information and shall be subject to all of the restrictions set forth in this Agreement.

d. Return of Proprietary Information. Upon termination of this Agreement, Advisor shall promptly deliver to the Company all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to the Company which is then in Advisor’s possession or under its control.

e. Remedies. Nothing in this Section 5 is intended to limit any remedy of the Company under applicable state or federal law.

6. Notice of Competitive Services and Non-solicitation of Employees. During the Term and for 6 months thereafter, Advisor shall provide the Company with prior written notice if Advisor intends to provide any services, as an advisor, employee, consultant or otherwise, to any person, company or entity that competes directly with the Company, such written notice to include the name of the competitor. Advisor agrees that during the term of this Agreement and for a period of three years thereafter, Advisor will not, other than on behalf of or for the benefit of Company: (i) recruit or hire any employee, independent contractor or advisor of Company, or otherwise attempt to solicit or induce any such employee, independent contractor or advisor to leave the employment of, or terminate their relationship or provisions of services with, Company; or (ii) otherwise interfere with Company’s business relationship with any client, vendor, independent contractor or other party with whom Company engages in business.

7. Miscellaneous.

a. Notices. Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by email to the other party using the information set forth above or such other information as may be designated by written notice to the other party. Notice shall be deemed effective (i) three business days following the date of sending such notice if by mail, (ii) on the day following deposit with an overnight courier, if sent by overnight courier, (iii) upon receipt if by personal delivery, or (iv) upon confirmation of receipt through facsimile electronic means if by email.

b. Entire Agreement. This Agreement and any documents attached hereto as Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c. Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, and the state and federal courts located in Cook County, Illinois shall have exclusive jurisdiction of all suits and proceedings arising out of or in connection with this Agreement. Each party hereby submits to the jurisdiction of said courts in Cook County, Illinois for purposes of any such suit or proceeding, and waives any claim that any such forum is an inconvenient forum.

e. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

f. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 5 or 6, the damage or imminent damage to the value and the goodwill of the Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Advisor in the event of any breach or threatened breach of any such provisions by Advisor (without having to post bond), in addition to any other relief (including damages) available to the Company under this Agreement or under applicable state or federal law.

g. Attorneys’ Fees. The prevailing party in any claim or litigation in connection with this Agreement shall be entitled to recover from the non-prevailing party all costs and expenses, including, without limitation, the prevailing party’s reasonable attorneys’ and paralegals’ fees and costs in connection with any such claim or litigation.

h. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

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IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the Effective Date.

COMPANY: BIOLIFE4D CORPORATION		ADVISOR

Signature:	/s/ Steven Morris	Signature:	/s/ Jeffrey Morgan

Print Name:	Steven Morris	Print Name:	Jeffrey Morgan

Title:	CEO

EXHIBIT A

“Services”:

●	(1) Participate in quarterly meetings.
●	(2) Be reasonably accessible to the Company to provide guidance on overall strategy, laboratory setup and development, research strategy, research development and implementation, and other varied issues on an as-needed basis.
●	(3) Help identify, advise on and potentially recruit potential employees, consultants, directors, advisors and other services providers to the Company.
●	(4) Act in the capacity of Chief Medical Officer.
●	(5) Provide services beyond Advisory Board services detailed above including but not limited to: assist with the design of the GLP preclinical studies, creation of data reports, establishment of the clinical criteria for human implantation, selection of trial sites, standardization of clinical protocols for implantation technique, postoperative care, and other services which are typical of Chief Medical Officer.

“Compensation”:

Company shall: (a) pay Advisor $2,500 upon execution of this Agreement and $2,500 per 90 days until Company consummates fundraising in excess of $5,000,000 (a “Qualified Financing”); (b) after Company consummates a Qualified Financing, pay Advisor an amount equal to $5,000 per calendar quarter thereafter, payable within 10 days after the beginning of each such calendar quarter; (c) grant to Advisor 2,500 shares of common stock of Company (the “Grant”), which Grant shall be made within 180 days of the Effective Date and (d) grant to Advisor 100,000 options to purchase common stock of Company at an exercise price equal to the fair market value of such common units as of the date hereof, as reasonably determined by Company (the “Option”). The Option shall be granted no later than 1 year following the execution of this agreement pursuant to a separate agreement containing customary terms and conditions acceptable to Company, including, but not limited to, the following vesting schedule: (i) 50% of the Option shall vest on the one year anniversary of the Effective Date (the “Initial Vesting Date”); and (ii) the remaining 50% of the Option shall vest on the two year anniversary of the Effective Date; (e) grant Advisor 20,000 annual options to purchase common stock of the Company at an exercise price equal to the fair market value of such common units as of the date hereof — to be given to advisor annually beginning on the third-year anniversary of the Effective Date and vesting 1 year later on the following year’s anniversary; (f) as soon as Advisor, at the request of Company, begins providing the services listed in “Services”(5) above Advisors quarterly payment shall increase from $5,000 per calendar quarter to $25,000 per calendar quarter.

BAYLOR COLLEGE OF MEDICINE

ADDENDUM

FOR CONSULTING RELATIONSHIPS, ADVISORY BOARDS AND SPEAKING

ENGAGEMENTS

1.	Faculty and staff of Baylor College of Medicine (“BCM”) are subject to BCM’s Disclosure of Outside Interests Policy.

2.	It is required by BCM that these Uniform Provisions for Advisory Boards and Speaking Engagements (“Uniform Provisions”) be attached to any written agreement (“Agreement”) that will cover participation, by BCM Personnel (“Consultant”) who will be engaged to provide consulting services and/or serve on the Scientific or other Advisory Board of an outside entity or in a speaking engagement with an outside entity (“Company”), and must be signed by both parties to the Agreement. By signing these Uniform Provisions, the parties to the Agreement agree to abide by these Uniform Provisions, and further agree that if anything in the Agreement is inconsistent with these Uniform Provisions, these Uniform Provisions shall govern.

3.	Consultant may disclose to Company any information that Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions, but Consultant shall not disclose to Company information that is proprietary and/or confidential to BCM and is not generally available to the public (“BCM Confidential Information”). In the event that Consultant discloses BCM Confidential Information, the parties recognize and agree that such disclosure shall not be construed as granting to Company any property rights, by license or otherwise, to any BCM Confidential Information, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on BCM Confidential Information. If Consultant discloses BCM Confidential Information, the parties agree to return immediately all BCM Confidential Information received.

4.	(a) The Consultant shall provide scientific and medical expertise (“Services”) solely with respect to Company’s existing proprietary products and services or products and services in development by Company that do not conflict with the scope of Consultant’s professional responsibilities and/or research activities at BCM (“Field”). By signing this Addendum, The Consultant represents that no such conflict exists or will arise as a result of the Services provided to the Company. All services performed under the Agreement shall be in the Field.

(b) None of the Services shall require Consultant to engage in marketing activities for Company or endorse Company’s products and/or services. Consultant is prohibited from participation in a Company event where the overall event serves a marketing purpose, even if the Consultant’s role is educational.

(c) In performing the Services, Consultant shall not engage in the practice of medicine, function as the director or investigator of any research efforts, or use facilities or equipment under BCM’s control.

(d) Any photograph, logo, videotape, reproduction, likeness or image of Consultant or BCM shall not be used by Company, its affiliates, subsidiaries or successors for recruiting, publicity, marketing, or company/product endorsement purposes. All press materials which include Consultant’s affiliation with BCM shall be shared with The BCM Office of Communications and Marketing for review and approval before release and shall disclose that Consultant receives financial compensation from Company. Except for accurately describing Consultant’s affiliation with BCM, neither party shall use BCM’s name in a manner that would identify BCM with any product or any commercial or other activity that would imply endorsement or support thereof by BCM.

(e) For any presentation Consultant provides in Consultant’s performance of the Services, (i) Consultant shall have sole and complete control over the content of the presentation as well as any materials used in connection therewith; (ii) all presentation materials shall be substantially the work product of Consultant, except that minimal use of Company materials is permitted; and (iii) Company may review and shall have the right to approve the presentation solely for purposes of compliance with FDA regulations. If requested by Company, Consultant shall submit all presentations and materials for review in advance. If and when changes are made with Consultant’s approval, and the presentation and materials are accepted by Company, Consultant shall adhere to such presentation and materials and shall not reorganize, modify, edit, or supplement the materials except through the process as described above.

5.	If Consultant develops any copyrightable material in Consultant’s performance of the Services (“Works”), then Consultant shall retain the right to use those Works not generated through the use of Company’s Confidential Information for educational and/or research purposes on behalf of Consultant’s employer BCM.

6.	Company acknowledges and agrees, that nothing in this Agreement shall affect the Consultant’s obligations to BCM, including, without limitation, the Consultant’s research activities at BCM, along with any obligations or research of the Consultant in connection with a transfer to a third party by BCM of materials or intellectual property developed in whole or in part by the Consultant arising out of Consultant’s employment by BCM, or in connection with research collaborations involving the Consultant’s BCM laboratory.

7.	The Consultant and Company acknowledge that: (i) the Consultant is entering into this Agreement in his or her individual capacity and not as an employee or agent of BCM, (ii) BCM is not a party to this Agreement and has no liability or obligation hereunder, and (iii) BCM is an intended third-party beneficiary of this Agreement and certain provisions of this Agreement are for the benefit of BCM and are enforceable by BCM in its own name.

8.	Company shall have no rights by reason of the Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by, administered by, or otherwise under the control of BCM.

9.	Each party to the Agreement acknowledges that Consultant is entering into the Agreement, and providing services to Company, as an Independent Contractor. Consultant shall provide to BCM the terms and conditions of the Agreement, including terms for any fees payable or other consideration paid to or made available to Consultant by Company.

Company acknowledges that Consultant is a full-time employee of BCM and agrees that, in the event the terms and conditions of the Agreement are in conflict with the terms and conditions of Consultant’s employment by BCM, including all BCM policies and procedures, and including the terms of any grants, contracts, funding agreements or other third party agreements administered by BCM for which Consultant performs services, BCM policy takes precedence and shall prevail. Consultant represents that, as of the date of execution of the Agreement, no conflicts exist with any BCM terms and conditions and that, if any arise, Consultant will promptly inform Company in writing and Company will have the right immediately to terminate the Agreement in such event.

(Signature Page Follows)

Acknowledged, agreed, and confirmed:

CONSULTANT		COMPANY

	/s/ Jeffrey Morgan		/s/ Steven Morris

Name:	Jeffrey Morgan	Name:	Steven Morris

Date:	8/23/17	Date:	8/23/17